Exhibit 99.1

Glacier Bancorp, Inc. Announces Acquisition of First National Bank of Morgan in Morgan, Utah

          KALISPELL, Mont., May 31 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc.  (Nasdaq: GBCI) today announced the signing of a definitive agreement to  acquire First National Bank of Morgan (FNBM) in a transaction valued at  $20 million. The consideration will be paid 50% in cash and 50% in registered  shares of GBCI common stock.  First National Bank of Morgan is a national banking association with approximately $70 million in assets and operates its  main office and one branch office in Morgan County, Utah. GBCI is a bank  holding company with $3.8 billion in assets and operates 74 full service  branches in Montana, Idaho, Utah, Washington and Wyoming.

          The boards of GBCI and FNBM unanimously approved the transaction today, which is subject to regulatory approval and other customary conditions of closing.  Following completion of the transaction, FNBM will operate as a separately chartered national banking subsidiary of GBCI, pursuant to the merger of FNBM.  FNBM’s board of directors will remain in place upon the closing of the transaction with Mick Blodnick, Glacier’s President and CEO, joining as a director.

          The acquisition of FNBM will be Glacier’s first whole-bank acquisition in Utah and will represent its first Utah charter, expanding GBCI’s focused community banking strategy in Utah.  The deal also marks the first community bank transaction in the state of Utah since 2000.  FNBM’s two branches in the Morgan and Mountain Green communities will compliment Glacier’s two existing Utah branches operating as Mountain West Bank in Brigham City and Park City. While maintaining its autonomy and local decision-making authority, FNBM will benefit from additional lending capacity and banking services as well as consolidation of systems and processes.  The new Glacier subsidiary will continue to operate as First National Bank of Morgan and all employees and existing management will be retained, including Stan Nielsen, who will remain President and CEO of First National Bank of Morgan.

          Blodnick commented, “This transaction represents a great opportunity to expand Glacier’s franchise in some very attractive markets along Utah’s Wasatch Front.  We are pleased to have reached this agreement with First National Bank of Morgan, which adds a tremendous franchise to our existing operations and an experienced and knowledgeable management team that provides an excellent fit with the Glacier operating model.  Additionally, we are thrilled to have Stan Nielsen and his team join the Glacier family.”

          Nielsen added, “The opportunities this partnership creates for our bank are ideal for the interests of our customers, community and employees The combination will allow us to continue to provide the high level of service and dedication to our customers while adding a greater set of products and services.  We are very impressed with the franchise Glacier has built and are excited to be a part of the future success of the company.”

          First National Bank of Morgan’s Chairman George Francis stated, “First National Bank of Morgan is particularly proud of what it has built as the leading banking services provider in the Morgan County area.  We have been honored to serve our communities for over 100 years, and look forward to continuing that service as a part of the Glacier organization.”

          Graham & Dunn PC advised GBCI in the transaction.  Hovde Financial served as FNBM’s financial advisor and delivered a fairness opinion to FNBM’s board of directors; Rothgerber, Johnson and Lyons LLP served as FNBM’s legal counsel.

          About Glacier Bancorp, Inc.

          Glacier Bancorp, Inc. is the parent company for nine community banks, including Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank; and Western Security Bank, Billings, all located in Montana; Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; Citizens Community Bank with branches in Idaho; and First National Bank-West with branches in Wyoming.  At March 31, 2006, Glacier Bancorp, Inc. had total assets of $3.8 billion, and capital of $344 million.

          On April 20, 2006, GBCI announced that it had entered into a merger agreement with Citizens Development Company (“Citizens”) pursuant to which, if consummated, shares of Citizens will be converted into the right to receive shares of GBCI common stock and cash in an aggregate amount of $77 million.

          Statements contained in this news release that are not historical fact are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a large number of factors. Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, real estate values, loan loss provisions, competition, customer retention and changes in legislation and regulation.  GBCI assumes no obligation for updating any such forward-looking statements at any time.

SOURCE  Glacier Bancorp, Inc.
          -0-                                        05/31/2006
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl,
+1-406-751-4702, both of Glacier Bancorp, Inc./
          (GBCI)